UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2012

NATIONAL TECHNICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

California	0-16438	95-4134955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24007 Ventura Boulevard, Suite 200 Calabasas, California	91302
(Address of Principal Executive Offices)	Zip Code

(818) 591-0776

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2012, we appointed Mr. Michael El-Hillow as our Chief Financial Officer.  Mr. El-Hillow, 60, is a certified public accountant, with nearly two decades of experience as a Chief Financial Officer of public companies including in high technology and engineering environments. He also has 16 years' experience working for Ernst & Young, LLP a global leader in assurance, tax, transaction and advisory services.

From 2007 to 2011, Mr. El-Hillow was with Evergreen Solar, Inc. (OTC:ESLRQ), a Marlborough, MA-based developer, manufacturer and marketer of solar modules and panels.  In 2007 he joined that company’s management team as its Chief Financial Officer, with responsibility for financial controls; tax, treasury and risk management functions; planning and analysis; mergers and acquisitions; information technology; and legal and investor relations.  From 2009 to 2010, he was also Chief Operations Officer responsible for worldwide manufacturing, supply chain, and human resources. In late 2010, the Board of Directors appointed El-Hillow as Chief Executive Officer with the mandate to restructure or sell the company.  El-Hillow successfully led the company through a restructuring under U.S. bankruptcy protection beginning in August 2011 and a sale of its  assets in November 2011.

Prior to that time, in 2006 Mr. El-Hillow served as Chief Financial Officer for Stamford, CT-based MTM Technologies, Inc. (OTC:MTMC), a provider of information technology solutions services.  From 2001 to 2005, he served as Executive Vice President, Finance and Administration and Chief Financial Officer of Fort Collins, CO-based Advanced Energy Industries (NASDAQ:AEIS), a designer and manufacturer of power conversion products.  From 1990 until 2001, he served in senior management positions with public and private companies and from 1974 to 1990 he was with Ernst & Young LLP. He holds a bachelor’s degree in accounting from the University of Massachusetts and an M.B.A. degree from Babson College in Wellesley, MA.

Mr. El-Hillow will be an at-will employee with no formal employment agreement.  We have agreed to pay him an annual base salary of $250,000.  He is also entitled to participation in other compensation programs for executive officers, including our Short Term Bonus Plan and 2010 Long Term Incentive Plan each of which are administered by the Compensation Committee of our Board of Directors.  Under the Short Term Bonus Plan, Mr. El-Hillow will be eligible to receive a target bonus equal to 50% of his annual base salary in fiscal 2013 based on the achievement of performance goals.  We agreed to grant Mr. El-Hillow 125,000 phantom stock awards at a price of $7.50 under our 2010 Long-Term Incentive Plan.  In addition, we entered into a Change in Control Agreement with Mr. El-Hillow which provides that if Mr. El-Hillow’s employment with the company is terminated without Cause or he resigns for Good Reason within twelve months following a Change in Control (as each of those terms are defined in the Change in Control Agreement) then, in exchange for a release of claims, Mr. El-Hillow will be entitled to a severance payment equal to one times his annual compensation plus the company’s annual contribution to Mr. El-Hillow’s health insurance benefits in effect at the time of termination.  No severance payment is due if Mr. El-Hillow’s employment is terminated for Cause or if he resigns without Good Reason.  A complete copy of the Change in Control Agreement is filed as Exihbit 10.1 to this report.

We issued a press release announcing Mr. El-Hillow’s appointment as Chief Financial Officer on July 26, 2012.  A copy of that press release is filed as Exhibit 99.1 to this report.

Mr. El Hillow succeeded Raffy Lorentzian who entered into a separation agreement with the company on April 5, 2012.  Mr. Lorentzian no longer serves as our Chief Financial Officer following Mr. El-Hillow’s appointment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
10.1	Change in Control Agreement dated July 25, 2012 between the registrant and Michael El-Hillow.
10.2	Separation Agreement dated April 5, 2012 between the registrant and Raffy Lorentizan (incorporated by reference to Exhibit 10.1 of the registrant’s current report on Form 8-K filed on April 11, 2012).
99.1	Press Release dated July 26, 2012 regarding appointment of Michael El-Hillow as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2012	National Technical Systems, Inc.

	By:	/s/ William McGinnis
Name: William McGinnis
Title: Chief Executive Officer